UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8 K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:

June 21, 2007
(Date of earliest event reported)

SPECTRUM BRANDS, INC.
(Exact Name of Registrant as Specified in Charter)

Wisconsin	001-13615	22-2423556
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Six Concourse Parkway, Suite 3300, Atlanta, Georgia 30328
(Address of principal executive offices, including zip code)

(770) 829-6200
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS

On April 4, 2007, Spectrum Brands, Inc. (the “Company”) publicly announced that it had entered into a Credit Agreement, dated as of March 30, 2007, with Goldman Sachs Credit Partners L.P. (“GSCP”), as administrative agent, and the lenders and other financial institutions party thereto (the “Senior Credit Facility”). The Senior Credit Facility permits a portion of the term loan facilities thereunder in an aggregate principal amount of up to $300 million to be replaced with an asset based loan facility (the “ABL Facility”).

On June 21, 2007, the Company received financing commitments from GSCP and Wachovia Bank, National Association (“Wachovia”) to provide the Company with the ABL Facility in an aggregate principal amount of $225 million. The Company plans to use the net proceeds of the ABL Facility to prepay existing term loan indebtedness under the Senior Credit Facility and for working capital and other general corporate purposes. The commitments of GSCP and Wachovia are subject to customary terms and conditions, including negotiation and execution of definitive loan documentation. There can be no assurances that the anticipated financing will be completed or, if completed, what the timing or terms of such transaction will be.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements, which are based on the Company’s current expectations and involve risks and uncertainties, including, but not limited to, risks and uncertainties relating to the Company’s ability to negotiate and enter into a definitive agreement with respect to the ABL Facility. The Company cautions the reader that actual results could differ materially from the expectations described in the forward-looking statements. The Company also cautions the reader that undue reliance should not be placed on any of the forward-looking statements, which speak only as of the date of this report. The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 27, 2007	SPECTRUM BRANDS, INC

	By:	/s/ John T. Wilson
Name: John T. Wilson
Title: Vice President, Secretary and General Counsel